EXHIBIT 10.1


                                                                  EXECUTION COPY
                                                                  --------------


                             SKYE MULTIMEDIA, INC.
                             ---------------------

                                     SELLER
                                     ------

                                       To

                         SKYE ACQUISITION COMPANY, INC.
                         ------------------------------

                                    PURCHASER
                                    ---------







                       ----------------------------------

                            ASSET PURCHASE AGREEMENT

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                                    Assets of
                              Skye Multimedia, Inc.
                          1031 Route 22 West, Suite 301
                          Bridgewater, New Jersey 08807

                                    AGREEMENT

         Agreement made this 14th day of February, 2006, by and between Skye Multimedia, Inc., (hereinafter referred to as "Seller"), having an address and principal place of business at 1031 Route 22 West, Suite 301, Bridgewater, New Jersey 08807 (the "Business Space"), and Skye Acquisition Company, Inc., a New Jersey Corporation, (hereinafter referred to as "Purchaser") having an address of 12 Skyline Drive, Hawthorne, New York 10532.


                                   WITNESSETH

         WHEREAS, Seller desires to sell, and Purchaser desires to purchase, certain assets of Seller, including the assets more particularly described herein, all upon the terms and subject to the conditions herein set forth:

         NOW, THEREFORE, on the basis of the representations, and agreements contained herein, it is hereby agreed as follows:

         1. DEFINITIONS. As used herein the following terms shall, unless the context clearly indicates otherwise, have the following meanings:

         (a) "ASSUMED CONTRACTS" shall mean the Business Space Lease, Sales Contracts, Purchase Orders and such other contracts and agreements listed on Exhibit A hereto.




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         (b) "ASSUMED LIABILITIES" shall mean all obligations and liabilities of
Seller pursuant to the terms of any Assumed Contract and the accounts payable listed on Exhibit B.

         (c) "ACQUIRED ASSETS" shall mean all of the assets of Seller as of the Purchase Date, which include, without limitation, the following, other than the Excluded Assets:

                  (i) all office equipment, computer equipment, signage, supplies and furniture and fixtures;

                  (ii) all accounts receivable, the "Purchased Receivables", shall include, but not be limited to all work in progress or completed by Seller but not yet billed to the customer;

                  (iii) to the extent transferable, all intellectual property and related assets, including, without limitation, software owned or licensed, programs, domain names, trademarks, trade names, including its corporate name, manuals, product brochures, business methods and business procedures, inventions, patent applications, patents, trademark registrations and applications, copyrights, know-how, formulae and trade secrets;

                  (iv) customer and supplier lists, including contact information for all consultants used in the last two years;

                  (v) all of Seller's rights under the "Assumed Contracts", as defined herein, including all contracts wherein Seller has agreed to provide services or goods to any third party or under which any third party provides products or services to Seller, including the


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leases of equipment and offices in Bridgewater, New Jersey, all described in
Exhibit A, but no other leases;

                  (vi) all deposits or other cash received by Seller in connection with the "Assumed Contracts", and;

                  (vii) all of the machinery, equipment, furniture, fixtures and improvements, spare parts, supplies and motor vehicles used by the Seller in connection with the operation of its business and located on the Business Space or elsewhere on the Purchase Date and all of the replacement parts for any of the foregoing, in which the Seller has on the Purchase Date any right, title or interest, together with any rights of the Seller to the warranties and licenses, if any, received from manufacturers and sellers of the aforesaid items and any related claims, credits and rights of recovery with respect to such machinery and equipment; and,

                  (viii) all cash, including deposits, advances or other cash received in connection with work not yet completed under the Assumed Contracts.

         (d) "Capital" shall consist of any funds advanced by Purchaser's parent, SmartPros Ltd., ("Purchaser's parent"), for the Initial Purchase Price and for future working capital and asset requirements, in each case, without the charging of interest. Such advances will be reflected on Purchaser's financial statements as either capital, loans, or advances, or a combination thereof. Capital may increase or decrease over the life of the Earnout Period

         (e) "CLOSING DATE" OR "CLOSING" shall mean 10:00 A.M. Eastern Standard Time on February 28, 2006.

         (f) "INVENTORY" shall mean all of the raw materials, work-in-process and


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finished goods and other inventory and all other supplies used in the operation of its business in which the Seller shall have any right, title and interest on the Purchase Date (a list of which has previously been provided by Seller to Purchaser), together will any rights of the Seller to the warranties received from its suppliers with respect to such inventory and any related claims, credits, rights of recovery and set-off with respect thereto.

         (g) "EMPLOYMENT AGREEMENT" shall mean the Employment Agreement to be entered into between Seth Oberman and Purchaser, in substantially the form attached hereto as Exhibit C.

         (h) "EXCLUDED ASSETS" shall mean:

                  (i) any books and records that Seller is required to retain pursuant to any statute, rule, regulation or ordinance, or which do not relate to the Purchased Assets;

                  (ii) all payments and consideration to be received by Seller from Purchaser, and all rights and remedies of Seller, under this Agreement or any agreement, instrument or other document delivered by or on behalf of any Purchaser pursuant hereto;

                  (iii) Seller's corporate franchise (other than the name "Skye Multimedia"), stock record books, corporate minute books, books of account and ledgers, and such other records having to do with Seller's organization or stock capitalization, and the assets set forth in Exhibit D.

         (i) "PURCHASE DATE" shall mean February 28, 2006.


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         (j) "SALES CONTRACTS" shall mean those unfilled sales contracts, customer orders and commitments between Seller and its customers listed in Exhibit E annexed hereto.

         (k) "EBIT" shall mean Earnings Before Interest, Taxes,

         (l) "BALANCE SHEET" The balance sheet of Seller, as included in Exhibit H hereto, shall mean the balance sheet of Seller at December 31, 2005.

         2. PURCHASE AND SALE OF THE ACQUIRED ASSETS.

         (a) PURCHASE. Subject to the terms and conditions herein set forth, on the Closing Date, Seller shall sell and Purchaser shall purchase all of the Acquired Assets as of the Purchase Date, free and clear of all mortgages, liens, charges, encumbrances or defects of any nature whatsoever.

         (b) SALE AT CLOSING DATE. The sale, transfer, assignment and delivery by Seller of the Acquired Assets to Purchaser, as herein provided, shall be effected on the Closing Date by full warranty deeds, bills of sale, endorsements, assignments and such other instruments of transfer and conveyance satisfactory in form and substance to counsel for Purchaser.

         (c) SUBSEQUENT DOCUMENTATION. Seller shall, at any time and from time to time after the Closing date, upon the request of Purchaser and at the expense of Seller, execute, acknowledge and deliver or will cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required for the better assigning, transferring, granting, conveying, assuring and confirming to Purchaser, or to its successors and assigns, or for aiding and


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assisting in collecting and reducing to possession any or all of the Acquired
Assets to be purchased by Purchaser as provided herein.

         (d) ASSIGNMENT OF CONTRACTS. On the Closing Date, Seller shall assign to Purchaser, and Purchaser shall assume, as of the Purchase Date all of the Assumed Liabilities by means of an Assignment and Assumption Agreement in the form of Exhibit F annexed hereto and made a part hereof or such other instruments of assignment upon which the parties agree. To the extent that the assignment of any Assumed Contract shall require the consent of the other party thereto, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof. Seller will use reasonable commercial efforts to obtain the consent of the other parties to such contracts for the assignment thereof to Purchaser. If such consent is not obtained in respect of any such Assumed Contract, Seller will cooperate with Purchaser in any reasonable arrangement requested by Purchaser to provide for Purchaser the benefits under any such Assumed Contract, including enforcement at the cost of and for the benefit of Purchaser, of any and all rights of Seller against the other party thereto with respect to such Assumed Contract.

         (e) ASSUMPTION OF LIABILITIES. At the Closing Purchaser shall assume, and agree to pay, perform or discharge, all obligations and liabilities of Seller under the Assumed Contracts.

         (f) COLLECTION OF RECEIVABLES. Subject to Paragraph 6(a) Seller agrees that, from and after the Closing Date, Purchaser shall have the right and authority to collect, for the account of Purchaser, all Purchased Receivables and other items which shall be transferred to Purchaser as provided herein, and to endorse with the name of Seller any


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checks received on account of any such Purchased Receivables or other items.
Seller agrees that it will transfer and deliver to Purchaser or its designee any cash or other property that Seller may receive in respect of such Purchased Receivables or other items. A list of all receivables of Seller as of the date hereof, which shall be updated at the time of Closing Date shall be broken down by name of customer, date incurred and amount is contained in Exhibit G attached hereto. All payments made by a customer of the Seller's business or the Business Unit (as defined below) shall be applied first to any Purchased Receivable(s) outstanding of such customer, on the basis of older Purchased Receivables to newer Purchased Receivables, unless the customer directs payment to be applied in a particular manner arising out of a bona fide dispute concerning such Purchased Receivables.

         Further, at Closing, Seller and its principal, Seth Oberman, individually, shall guarantee to Purchaser the collection of all Purchased Receivables. Should Purchaser not collect the full amount of Purchased Receivables transferred to Purchaser, Purchaser shall be entitled to a credit in the amount of the deficit of receivables actually collected against the guarantee set forth above, in which case, said uncollected Purchased Receivable shall be assigned to Seller. The collection by Seller or Seth Oberman of any such assigned Purchased Receivable shall not violate the non-competition or non-solicitation provisions of this Agreement or the Employment Agreement, notwithstanding anything herein or therein to the contrary. If a dispute arises in the collection of such Purchased Receivables, Purchaser agrees to make reasonable efforts to cooperate and assist in the collection of such Purchased Receivables, which efforts shall be subject to Purchaser's relationship with the account, if any. Such credit shall be used to reduce the payments


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due to Seller under Paragraph 4 herein providing for the "Additional Earnout
Payment". Should Seller not be entitled to an Additional Earnout Payment as provided for in Paragraph 4, then and in that event, Seller and its principals shall be obligated to remit said amounts due for such uncollectible Purchased Receivables to Purchaser. Notwithstanding the aforesaid, if a Purchased Receivable is uncollected as a result of the conduct of Purchaser occurring after the Closing Date, and not attributable to either work performed by Seller prior to the Closing Date or the conduct of Seller, or its former employees subsequently employed by Purchaser, after the closing date, then and in that event, Purchaser shall not receive a credit for the amount of the uncollected Purchased Receivable against the Earnout Payment as provided herein nor shall the guarantee of Seller and Seth Oberman apply to that uncollected Purchased Receivable.

         (g) CONDUCT OF BUSINESS. All operations of Seller between the Purchase Date and the Closing Date shall be conducted in the ordinary course of business consistent with prior business practice of Seller for the account and benefit, and the expense, of the Purchaser as if this Agreement had been consummated on the Purchase Date, provided that if for any reason the Closing shall not occur hereunder, Purchaser shall have no rights or liabilities with respect to such operations and in such event the business of Seller from and after the Purchase Date shall be conducted at the expense and for the account and benefit of Seller. For purposes of the foregoing sentence, all income received or receivable from and after the Purchase Date, and all expenses incurred, accrued or paid in the ordinary course of business from and after the Purchase Date shall, as to such income, be the property of, and as to such expenses, be the obligations of, Purchaser if the Closing hereunder shall occur or of Seller if the Closing hereunder shall not occur. Seller has


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not taken from and after the Purchase Date, and shall not take from and after the date hereof through the Closing Date, any action in connection with the conduct of the business of Seller other than in the ordinary course of business without the written consent of Purchaser, and, except as approved by Purchaser, has not from and after the Purchase Date sold, leased, disposed of or encumbered or entered into any commitment to sell, lease, dispose of or encumber and shall not from and after the date hereof through the Closing Date, sell, lease, dispose of or encumber, any item of the Acquired Assets, except items sold only in the ordinary course of business.

         3. INITIAL PURCHASE PRICE. At Closing, as partial payment for the transfer of the Acquired Assets by Seller, Purchaser shall pay to Seller as an initial purchase price the sum of Five Hundred Twenty Thousand Dollars and no cents, ($520,000.00), in immediately available funds by wire transfer to an account designated by Seller prior to Closing, provided, however, that the preceding Initial Purchase Price shall be adjusted, on a dollar for dollar basis, on the Closing Date, in the event that the total sum of the Acquired Assets less the total sum of Assumed Liabilities on the Closing Date is not within Ten Thousand Dollars ($10,000.00) of the same calculation as of December 31, 2005. In the event that the Purchase Price is adjusted below $500,000.00 or above $540,000.00, either party may terminate this Agreement and this Agreement shall be null and void.

         4. ADDITIONAL EARNOUT PAYMENT. In addition to the Initial Purchase Price in Paragraph 3 above, Purchaser shall pay to Seller, within 90 days of December 31, 2008, an Additional Earnout Payment. The Additional Earnout Payment shall be calculated as follows:


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         o The total EBIT for the 34 month period beginning March 1, 2006 and ending December 31, 2008, shall be divided by 34, which sum shall then be multiplied by 36, which sum shall be reduced by a 5% annualized return on Capital for the amount of time during the 34 month period such Capital is invested in Purchaser.. In regard to this calculation all work performed by Purchaser's parent, or any subsidiary or division of such parent for the Business Unit or by the Business Unit for Purchaser's parent or any subsidiary or division shall be performed at cost. Where costs are not directly borne by the Business Unit, such costs shall be allocated by Purchaser's parent among the Business Unit, Purchaser's parent and any of its other subsidiaries or divisions based upon the total amounts expended for such services and how such services are allocated and utilized by the Business Unit, Purchaser's parent and its other subsidiaries and or divisions. Such costs shall include, but not be limited to, insurance, accounting, marketing, computer services, legal and professional services. Business Unit will have the choice to use services other than those allocated services where such services are available at a lower cost. Any salary increases or bonuses not approved by Seth Oberman and provided to the employees of Business Unit will be in line with standard practices of Purchaser with its other employees and business units.

         In no event, however, shall the Additional Earnout Payment exceed One Million Four Hundred Thousand Dollars ($1,400,000.00), with Purchaser to receive a credit against said Earnout Payment of the sum of $200,000.00, plus the amount of any uncollected Purchased Receivables, in accordance with Paragraph 2 (f) above The aforesaid Additional Earnout Payment calculation, less the $200,000.00 credit, shall not be less than zero, i.e. Seller shall not be obligated to remit said amount back to Purchaser.


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The only circumstance wherein Seller would be obligated to remit monies back to
Purchaser is in the event that uncollected Purchased Receivables, exceed Seller's Additional Earnout Payment, as calculated above, if any. In such event, Seller shall be obligated to remit the difference between the uncollected Purchased Receivable and the Additional Earnout Payment as calculated above. Legal or accounting fees or expenses arising out of the preparation of this Agreement or the Employment Agreement will not be included in the calculation of the Earnout.

                  5. TERMS OF ADDITIONAL EARNOUT PAYMENT. The Additional Earnout Payment described above in paragraph 4 shall be made from Purchaser to Seller as follows:

                  (i) At least 50% of the Additional Earnout Payment shall be in cash or cash equivalent, and;

                  (ii) The amount of the Additional Earnout Payment remaining after payment is made pursuant to (i) above, may be paid in the form of SmartPros Ltd. common stock or cash, at Purchaser's sole option, provided that the common stock of SmartPros Ltd. is listed on the New York Stock Exchange (or its successor), the American Stock Exchange or the Nasdaq National Market, and Purchaser has timely filed all periodic reports required to be filed under the Securities Exchange Act of 1934, amended (the "EXCHANGE ACT"), for the two consecutive years immediately prior to issuance of the stock pursuant to this Paragraph.

                  (iii) Any payment given by Purchaser in the form of . SmartPros Ltd. common stock, as set forth in subparagraph 6(ii), shall be valued at the average market


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closing price of SmartPros Ltd. common stock for the twenty business days after
December 31, 2008.

         6. OPERATION OF THE BUSINESS UNIT: AUDIT AND INSPECTION RIGHTS.

           (a) Purchaser shall continue the operation of Seller's business in, a separate division or subsidiary (the "Business Unit") of Purchaser's parent, as hereinbefore defined. The Business Unit shall account for its revenues, expenses and operations separately and apart from Purchaser's parent and other subsidiaries or divisions of Purchaser's parent, and in a manner consistent with GAAP. At the request of the Business Unit, Purchaser's parent agrees to use reasonable commercial efforts to provide marketing and administrative support to the Business Unit which costs shall be allocated by the Purchaser's parent among the Business Unit, Purchaser's parent and any of its other subsidiaries or divisions, based upon the total amounts expended for such services and how such services are allocated and utilized by the Business Unit, Purchaser's parent and its other subsidiaries and or divisions.

           (b) Within forty-five (45) days following the end of each calendar quarter, Purchaser shall provide Seller with a statement of the Assumed EBIT for the Business Unit for the preceding quarter. Seller shall be entitled to a reasonable inspection of the books and records of the Business Unit pertaining to the calculation of the Assumed EBIT and the Additional Earnout Payment upon prior reasonable notice to Purchaser.

           (c) Seller shall have 30 days after the payment of the Additional Earnout Payment to notify Purchaser that Seller disagrees with the determination of the amount of the Additional Earnout Payment and objects to the calculation of the additional


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consideration set forth therein by giving Purchaser written notice of any such disagreement and objection (the "Disapproval Notice") within such time frame. If a Disapproval Notice is not timely given, such Additional Earnout Payment shall be deemed final, conclusive and binding and not subject to further objection or review by Seller. If the Disapproval Notice is given by seller, such notice shall state with specificity the particular items with which Seller does not agree and contain reasonable supporting materials therefore. Purchaser and Seller agree to endeavor in good faith to resolve any disputes in the determination of the Additional Earnout Payment. In the absence of a resolution of the disputed items within 10 business days after Purchaser's receipt of the Disapproval Notice and if the parties are unable to agree upon an Independent CPA (as defined below), Seller and Purchaser each shall promptly select an independent certified public accountant from a nationally recognized public accounting firm, excluding any accounting firm that has a significant relationship with Seller, Purchaser or their respective Affiliates, (the "Independent CPA" and such Independent CPA's shall select a third Independent CPA within 10 business days. The third Independent CPA shall act as an arbitrator and decide upon the disputed items within 30 days after such appointment. The decision of such Independent CPA as to the disputed items shall be final, conclusive and binding upon Purchaser and Seller. If, as a result of the decision of such Independent CPA, the Additional Earnout Payment is adjusted upward by more than $50,000, the fees and expenses of all of the Independent CPAs shall be borne by Purchaser;, otherwise the fees and expenses of all of the Independent CPAs and all costs incurred by Purchaser with regard to the Disapproval Notice shall be borne by Seller.



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         7. ADJUSTMENTS AT CLOSING. Adjustments shall be made as of the Closing
Date for all operating expenses including rents, insurance premiums, taxes, fuel, utilities and prepaid utility charges, water, electric, and advertising, if any. The annual contracts for service contracts, phone directory and the like shall be prorated.

         8. TIME OF CLOSING. The closing shall take place at the Office of Purchaser's attorneys, Reeve & Van Horne, 65 North Dean Street, Englewood, New Jersey 07461, on February 28, 2006, at 10:00 A.M, or such later date as the parties may mutually agree in writing. Upon payment of the portion of the purchase price then due to Seller as well as the execution of any and all related documents, Seller shall deliver to Purchaser such instruments of transfer as are necessary to transfer to Purchaser the Acquired Assets and property referred to in Paragraph 1(b). Such instruments of transfer shall effectively transfer to Purchaser full title to the assets and property referred to in Paragraph 1(b).

         9. COVENANT NOT TO COMPETE. Skye Multimedia, Inc., Seller, and any and all of its subsidiaries, affiliates, parents, as well as its shareholders, directors and officers, for a period of two (2) years from the Closing Date, shall not directly or indirectly, engage in competition with Purchaser or its parent, subsidiaries or affiliated companies or own or control any interest in, or act as director, officer or employee of, or consultant to, any firm, corporation or institution directly engaged in competition with Purchaser or its parent, subsidiaries or affiliated companies; provided that the Purchaser or any parent, subsidiaries or affiliated companies is actively engaged in such business on the Closing Date; and provided that the foregoing shall not prevent such persons set forth above from holding shares as a passive investor in a publicly held company which do not constitute more than 5% of the outstanding shares of such company. In the event that


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any of such persons set forth above shall become employed by Purchaser or any parent, subsidiaries or affiliated companies after the Closing Date, then and in that event, he or she shall agree to the non-competition provisions set forth above for a two (2) year period from the date such employment is terminated. Engaging in Competition with the Purchaser or its parent, subsidiaries or affiliated companies shall be defined as either (a) providing, or working for an entity that provides, educational learning thru any type of media for sale to other clients but not for its own internal use or (b) working for a customer of the Purchaser or its parent or other subsidiaries of parent and providing educational learning services for their internal use causing the customer to reduce the business they do with Purchaser or its parent or other subsidiaries of parent, provided that the customer did at least $50,000 worth of such business with the Purchaser or its parent or other subsidiaries of parent, in either of the last 2 years. Seller acknowledges and agrees that this Covenant Not to Compete is commercially reasonable in scope, limit, and duration and, therefore, is acknowledged by Seller as fully enforceable and not unconscionable.

         10. CREDITORS. If not contained herein, Seller agrees to furnish Purchaser a list of Seller's existing creditors, containing the names and business addresses of all such creditors, with the amounts owed to each and also the names and addresses of all persons who are known to Seller to assert claims against Seller, whether disputed or not. Such list shall be signed and sworn to or affirmed by Seller or his agent and shall be delivered to Purchaser at least 15 days before the date scheduled for closing. Purchaser covenants that he will preserve the list and schedule for a period of six months following the date of closing and shall permit inspection of either or both and copying thereof at all reasonable


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hours by any creditor of Seller; or in the alternative shall file such list and schedule in the office of the Secretary of State of New Jersey within 15 days after the date of closing.

         11. NOTICE TO CREDITORS. Purchaser further covenants that he will give such notice to the Creditors of Seller as required by and in the form and manner and within the time provided by New Jersey law.

         12. ASSIGNMENT OF THIS AGREEMENT. This Agreement may not be assigned by Purchaser without the prior written consent of Seller, which may be given or denied at Seller's sole discretion. Any attempted assignment in violation of this Paragraph 12 shall be void.

         13. REMEDIES FOR DEFAULT. Both Seller and Purchaser shall have such remedies as are provided in law and equity for breach of this Agreement by the other party.

         14. REPRESENTATIONS OF SELLER. Seller represents and warrants that Seller at the date hereof and at the Closing:

             (a) Seller has operated its business in all material respects in accordance with all laws, ordinances, and rules relating to the business, that it has received no notice of any material violation of any of the foregoing, and that it has duly authorized the transactions contemplated by this Agreement, and that this Agreement is enforceable and binding upon it.

             (b) There are no proceedings, judgments or liens now pending or, to Seller's knowledge, threatened against Seller or against its business.

             (c) It will, up to the date of closing, operate its business in the usual


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and ordinary manner and will not enter into any contract except as may be required in the regular course of business.

             (d) It will duly comply with the provisions of the New Jersey Uniform Commercial Code dealing with bulk transfers, if applicable.

             (e) It has not used any other business name within the past three years.

             (f) It has not entered into any Collective Bargaining Agreements.

             (g) There are no executory contracts and no contracts that are not terminable at will that Seller is a party to except as reflected in Exhibit A.

             (h) All fixtures and equipment included in the sale will be in working order as of the Closing Date. This representation shall not survive the Closing.

             (i) It retains exclusive obligation and liability for all sales and employment taxes for the business up to the Closing Date.

             (j) It has filed all required Federal, State and local tax returns and that there is no material liability for past taxes.

             (k) On the Closing Date there will not be any benefits due and owing to any employees of Seller. All vacation pay accrued by employees through the Closing Date will be paid by Seller or credited to Purchaser at closing.

             (l) It is duly qualified and licensed to carry on the business now owned and conducted and has obtained all necessary licenses and permits, which will be available to Purchaser upon the consummation of the transaction.

             (m) Except as set forth on Schedule 14(l), it is the owner of and has good and marketable title to the Acquired Assets to be sold free of all restrictions on transfer or assignment and of all liens or encumbrances unless otherwise set forth in this Agreement.


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             (n) It has not dealt with any broker with regard to this Agreement.
It agrees to indemnify Purchaser against and from any and all costs or expenses (including reasonable attorney's fees) incurred as a result of any claims raised by or damages awarded to any broker, by reason of acts arising out of or in connection with this transaction.

             (o) There are no violations of any law or governmental rule or regulation pending or threatened and Seller will be responsible for any such violations threatened or filed before closing. This representation shall survive the closing.

             (p) At the close of the business day before Closing, the premises shall be in such sanitary condition as if Seller would be opening for business the following morning.

             (q) It has delivered to Purchaser unaudited financial statements for the year ended December 31, 2004 and the year ended December 31, 2005, which fairly present the results of operation of its business and the financial position of Seller at and for the periods therein presented.

         15. REPRESENTATIONS OF PURCHASER. Purchaser represents and warrants that at the date hereof and at the Closing Date:

             (a) It has the funds or committed financial resources necessary to consummate the transaction contemplated by this Agreement.

             (b) There is no material litigation, judgments, or insolvency proceedings pending or, to the Purchaser's knowledge, threatened against Purchaser which would impair Purchaser's right to purchase the subject assets, or which would have a material adverse effect upon Purchaser or its business

             (c) They will duly comply with the provisions of New Jersey


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law dealing with bulk transfers, if applicable, and will pay the Bulk Sales tax due, if any, at the time of closing as well as any additional amounts billed by the State of New York in connection with the purchase of assets as provided for herein.

             (d) It has adequate opportunity to observe and monitor Seller's business prior to execution of this Agreement, and Purchaser represents and acknowledges that no representations of any kind have been made to Purchaser or their representative other than as set forth in this Agreement.

             (e) Purchaser has examined the Acquired Assets agreed to be sold and is familiar with the physical condition thereof. Seller has not made and does not make any representations as to the physical condition thereof, except as herein specifically set forth, and Purchaser expressly acknowledges that no such representations have been made, other than that same shall be in working order, and Purchaser further acknowledges that they have inspected the fixtures and equipment, and agree to take the fixtures and equipment "AS IS".

             (f) Purchaser has not dealt with any broker with regard to this Agreement and Purchaser agrees to indemnify Seller against and from any and all costs or expenses (including reasonable attorney's fees) incurred as a result of any claims raised by or damages awarded to any broker, by reason of acts arising out of or in connection with this transaction.

             (g) Purchaser has operated its business in all material respects in accordance with all laws, ordinances, and rules relating to the business, that it has received no notice of any material violation of any of the foregoing, that it has duly authorized the transactions contemplated by this Agreement, and that this Agreement is enforceable and binding upon it.

             (h) There are no material proceedings, judgments or liens now pending, or, to Purchaser's knowledge, threatened against Purchaser or against its business.

         16. MUTUAL CONDITIONS. The obligations of each party at Closing shall be subject to:

             (a) The receipt of all third party consents required to transfer assets, assign leases or otherwise consummate the transactions.

             (b) The performance by the other party of all obligations to be performed at or prior to Closing.

         17. INDEMNIFICATIONS.

             (a) Seller and Seth Oberman individually, will indemnify and hold Purchaser harmless with respect to any and all sales, payroll, income or any other taxes that were incurred, or that may be due and owing to the Federal or State taxing authorities, arising out of the operation of Seller.

             (b) Further, and except as otherwise set forth herein, Purchaser shall not be liable for any obligations or liabilities of Seller of any kind and nature, or any claims against Seller of any kind and nature. Seller and Seth Oberman agree to indemnify and hold Purchaser and its parent harmless from and of any payment of any obligation, liability, loss, damage, claim, assessment, cost and expense of any kind, including reasonable attorneys fees ("Damages"), incurred, suffered, sustained or required to be paid to any extent, resulting from any breach of covenants, agreements, representations and warranties made by Seller in or pursuant to this Agreement; or pertaining to any obligation or liability of Seller of any kind and nature not assumed by Purchaser in accordance with the terms of this Agreement. The aforesaid indemnification shall be remain in full force and effect for a period commencing on the Closing Date and ending on the third anniversary of the Closing Date and shall be limited to the amount of Two Hundred Thousand ($200,000) Dollars, in the aggregate.

             Likewise, and except as otherwise set forth herein, Seller shall not be liable for any obligations or liabilities of Purchaser of any kind and nature, or any claims against Purchaser of any kind and nature. Purchaser agrees to indemnify and hold Seller and Seth Oberman harmless from and of any payment of any "Damages" , incurred, suffered, sustained or required to be paid to any extent, resulting from any breach of covenants, agreements, representations and warranties made by Purchaser in or pursuant to this Agreement; or pertaining to any obligation or liability of Purchaser of any kind and nature in accordance with the terms of this Agreement, including the liabilities of Seller assumed hereunder.

             (c) PROCEDURES FOR THIRD PARTY CLAIMS: In the case of any claim for indemnification arising from a claim of a third party (a "Third Party Claim"), an Indemnified Party shall give prompt written notice to the Indemnifying Party of any claim or demand which such Indemnified Party has knowledge and as to which it may request indemnification hereunder. The Indemnifying Party shall have the right to defend and to direct the defense against any such Third Party Claim, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party unless (i) such Third Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party, or (ii) the Indemnified Party shall have reasonably concluded that (x) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim or
(y) the Indemnified Party has one or more defenses not available to the Indemnifying Party. Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such Third Party Claim. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel employed at its own expense; provided, however, that, in the case of any Third Party Claim or demand described in clause (i) or (ii) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such Third Party Claim, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall have no indemnification obligations with respect to any such Third Party Claim or demand which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Any settlement of any such Third Party Claim or demand made by the Indemnifying Party shall include a complete release and discharge of each Indemnified Party or if not so included, shall require the prior written consent of the Indemnified Party.

             (d) PROCEDURES FOR INTER-PARTY CLAIMS: In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third Party Claim), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying the amount of such claim and any relevant facts and circumstances relating thereto. The Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages. The Indemnified Party and the Indemnifying Party shall negotiate in good faith regarding the resolution of any disputed claims for Damages. In the event that the Indemnified Party and the Indemnifying Party did not resolve the dispute by negotiation and legal proceedings are instituted seeking to recover Damages hereunder, the prevailing party in such litigation shall be entitled to recover its cost and expenses in connection with such proceedings (including costs of investigation and reasonable attorneys' fees and disbursements).

             (e) EXCLUSIVE REMEDY: The rights and remedies of the Purchaser and all other Indemnified Parties under this Section 17 shall constitute the sole and exclusive remedy of the Purchaser and any such other Indemnified Parties arising out of, resulting from or incurred in connection with the breach by Seller or of any covenant or agreement to be performed by it under this Agreement or any instrument of transfer or other agreement delivered pursuant hereto and for any inaccuracy in or breach of any representation or warranty; provided that the limitations set forth in this Section 17 shall not apply with respect to Damages resulting from the fraud of Seller with respect to any Purchaser in connection with this Agreement or the transactions contemplated hereunder.

         18. PURCHASER'S OBLIGATIONS CONTINGENT. Purchaser's obligations under this agreement shall be subject to:

             (a) review of Seller's business and prospects confirming that there has been no material adverse changes to Seller's business or business prospects;

             (b) the execution by Seth Oberman of the Employment Agreement;

             (c) the payment by Seller of all compensation, fees, commissions, bonuses and other amounts due to its employees for periods prior to the Closing including the cost of any applicable employee benefit plans; for those compensation items that are earned but not yet payable at Closing an appropriate liability will be recorded on the balance sheet reflecting those amounts.

             (d) Seller changing its corporate name to one which does not include the words "Skye Multimedia", whether together or utilized separately;

             (e) compliance with bulk sales laws or other assurance that Purchaser has no liability for Seller's obligations other than those specifically assumed hereunder, and;

             (f) at closing, the delivery by Seller of copies of current financial books and records.

         19. SELLER'S OBLIGATIONS CONTINGENT. Seller's obligations under this Agreement shall be subject to the execution by Purchaser of the Employment Agreement.

         20. TAXES.

             (a) Seller shall be fully responsible for any Federal or State taxes relating to any gain to be realized on the sale of its assets as provided for herein. Purchaser shall be fully responsible for any New Jersey bulk sales tax, which shall be paid at closing. Seller shall provide Purchaser with the requisite information to report the Bulk Sale Transfer to the State of New Jersey. Reeve & Van Horne, Esqs., attorneys for Purchaser, shall hold a sum to be determined by the State of New Jersey, Division of

Taxation in escrow pending Purchaser receiving clearance from the New Jersey Division of Taxation.

             (b) The Purchase Price shall be allocated as set forth on Schedule 20 hereto. Purchaser and Seller agree that such allocation will be binding on all parties for federal income tax purposes in connection with this purchase and sale of the Acquired Assets, and will be consistently reflected by each party on its respective tax returns. Purchaser and Seller agree to prepare and timely file all applicable Internal Revenue Service forms, including Form 8594 (Asset Acquisition Statement), and other governmental forms, to cooperate with each other in the preparation of such forms and to furnish each other with a copy of such forms prepared in draft, within a reasonable period prior to the filing due date thereof.

         21. ASSUMPTION OF LIABILITIES. Purchaser agrees to assume the Assumed Liabilities and liabilities incurred by Purchaser that arise in the ordinary course of its operation of the Business Unit after the Closing. Purchaser shall not be liable for any of the obligations or liabilities of Seller of any kind and nature other than those specifically assumed under this Agreement.

         22. CONFIDENTIALITY. Each party agrees that it shall not make any announcement of the proposed transaction to any third party except as required by law or upon the written consent of the other party.

         23. NOTICES. All notices to be given hereunder shall be given in writing and shall be delivered by confirmed fax, personally, by Federal Express or other overnight courier that obtains a receipt for delivery, or by registered or certified mail, postage prepaid, as follows, or to such other address as any party hereto shall notify the other parties hereto (as provided below) from time to time:

                  (a)      If to Purchaser, addressed to:

                           Allen S. Greene
                           Skye Acquisition Company Inc. Ltd.
                           12 Skyline Drive
                           Hawthorne, NY 10532

                           With a copy to:

                           John L. Van Horne III, Esq.
                           Reeve & Van Horne
                           65 North Dean Street
                           P.O. Box 271
                           Englewood, NJ 07631
                           (201) 568-3160 Telephone
                           (201) 568-1348 Fax





                  (b)      If to Seller, addressed to:

                           Seth Oberman
                           Skye Multimedia, Inc.
                           1031 Route 22 West, Suite 301
                           Bridgewater, New Jersey 08807

                           With a copy to:

                           Steven J. Tsimbinos, Esq.
                           Lowenstein Sandler PC
                           65 Livingston Avenue
                           Roseland, NJ 07068-1791
                           (973) 597-2536 Telephone
                           (973) 597-2537 Fax

Whenever such notice is personally delivered or sent by such courier it shall become effective on the date of delivery, and whenever such notice is sent by registered or certified mail it shall be effective three (3) days after the date it is mailed.

Notices can be sent from attorney to attorney via fax, subject to facsimile transmittal verification.

     24. SKYE EMPLOYEES. All employees of Seller that are retained by Purchaser will be given credit for the time they have worked at Seller towards eligibility to participate in the 401k plan and any other benefits provided to employees of Purchaser. All such employees of Seller that are retained by Purchaser will be required to sign a non-competition/non-solicitation agreement required of all Purchaser's employees.

     25. ADDITIONAL MISCELLANEOUS PROVISIONS. The parties further agree as follows:

         (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors (by operation of law or otherwise) and assigns, if, and as permitted herein.

         (b) All understandings and agreements heretofore had between the parties hereto are merged into this Agreement, which alone fully and completely expresses their agreement, and the same is entered into after full investigation, neither party relying upon any statement or representation not embodied in this Agreement made by the other. Seller shall not be liable or bound for any verbal or written statements or representations of any agent, employee, servant or any other person, unless the same are specifically set forth herein.

         (c) The headings herein are for convenience and reference only and in no way define, limit or describe the scope or intent of this Agreement or affect any of the terms or provisions hereof.

         (d) No delay or failure on the part of any party in exercising any right hereunder shall be construed as a waiver of any subsequent default of the same or similar nature.

         (e) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to principals of conflicts of law.

         (f) The parties shall execute any and all further documents necessary and/or appropriate to effectuate the intent and purpose of the provisions of this Agreement. Each party shall use its reasonable commercial efforts to obtain all material third-party consents. The parties agree that at any time and from time to time at or after the Closing upon request of any party hereto, any other party hereto shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such other or further instruments as may be required by law or reasonably requested by such party to carry out and implement the intent and purpose of this Agreement. The same shall be done promptly and without charge to the requesting party.

         (g) No waiver, change, modification, amendment, or discharge of any of the provisions of this Agreement shall be valid unless affected by an agreement in writing signed by both parties hereto.

         (h) Submission by either party of this Agreement for execution by the other shall confer no rights nor impose any obligations on either party unless and until both Seller and Purchaser shall have executed this Agreement and duplicate originals thereof have been delivered to Seller and Purchaser.

         (i) Seller shall provide a copy of all contracts of Seller currently in effect

         (j) Faxed copies of signatures shall serve as originals, with the originals to be provided later.

         (k) Any material financial changes or material changes in operation occurring between the signing of this Agreement and the Closing must be reported in writing by Seller to Purchaser.

         (l) The risk of loss to the assets of the business sold hereunder until the Closing shall be borne by Seller. If a fire or other casualty shall cause loss or damage in excess of $50,000.00, Purchaser may terminate this Agreement, receive the return of the deposit, if any, and this Agreement shall be null and void. In such event, neither party shall have any rights against or obligations to the other.

         (m) Seller's President/operator will sign or allow a reproduction of his signature on a letter of introduction to customers, upon review and approval of the letter. Seller's approval shall not be unreasonably withheld.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 14th day of February, 2006.



                                    SKYE MULTIMEDIA, INC. Seller



                                    By: /s/ SETH OBERMAN
--------------------------------       --------------------------------
                                       SETH OBERMAN, President



                                    Skye Acquisition Company Inc, Purchaser




                                    By: /s/ ALLEN S. GREENE
--------------------------------       --------------------------------
                                       ALLEN S. GREENE, CEO

                                                                       EXHIBIT C

                          EMPLOYMENT AGREEMENT BETWEEN
                                 SMARTPROS LTD.
                                       AND
                                  SETH OBERMAN

This employment agreement (the "Agreement") dated as of March 1, 2006 is by and between SmartPros Ltd., a Delaware corporation (the "Company"), and Seth Oberman, an individual residing at XXXXXXXXXXXXXX , Flemington, NJ XXXXX (the "Executive").

1. EMPLOYMENT. The Company shall employ the Executive, and the Executive agrees to serve the Company, on the terms and conditions set forth herein. The Executive shall serve as President of the Skye Multi Media product group or subsidiary. The Executive hereby accepts such employment hereunder, except for absences occasioned by illness and reasonable vacation periods, and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Company shall from time to time reasonably assign to him. The Executive shall report to and be supervised by the Board of Directors of the Company (the "Board") and the Chief Executive Officer of the Company or such other person as the Board or Chief Executive Officer indicates.. The Executive shall use his best efforts, including the highest standards of professional competence and integrity, and shall devote his full business time and effort to the performance of his duties hereunder. The Executive shall not engage in any other business activity that interferes with his day to day responsibilities to the Company.


2.    COMPENSATION AND BENEFITS.

      2.1 SALARY. During the Term (as defined below) of this Agreement, the Executive shall be paid a salary at the rate of $120,000 per annum ("the Base Salary"), payable as customarily paid by the Company. During the Term of this Agreement, executive's base salary shall be reviewed at least annually by the Board. The first such review will be made no later than January 31, 2007 and thereafter the Base
            Salary shall be reviewed on or before January 31st of each succeeding year. The Board, in its sole discretion, may increase, but not decrease the Base Salary.

      2.2 BONUS. In addition to his Base Salary, the Executive may be entitled to bonuses at times and in amounts determined in the discretion of the Board.

      2.3 BENEFITS. The Executive shall be entitled to participate in all employee benefit programs or plans maintained by the Company from time to time on the same basis as other similarly situated executive employees of the Company. The Executive will be entitled to family medical at the Company's sole cost and expense. The Company will pay the Executive a $950 per month car allowance.. The Executive will be entitled to 3 weeks paid vacation per year.

      2.4 REIMBURSEMENT OF EXPENSES. The Company shall reimburse the Executive in accordance with its general reimbursement policies for all ordinary and necessary expenses incurred by the Executive on behalf of the Company upon the presentation of appropriate supporting documentation.

3.    TERM; TERMINATION; RIGHTS UPON TERMINATION.

      3.1 TERM. The Company agrees to employ the Executive, and the Executive agrees to serve the Company for a period commencing on March 1, 2006 and continuing until January 31, 2009 (the "End Date") unless otherwise amended or terminated pursuant to the terms hereof (the "Term").

      3.2 TERMINATION. The Company may at any time, terminate the employment of the Executive under this Agreement for Cause (as defined below), or without Cause, and the Executive may resign if the Executive's principal place of employment is moved more than 50 miles away from the current location or is moved to New York City, immediately and without any requirement of notice. The rights and obligations of the parties upon any termination of the Executive's employment shall be as set forth in Section 3.3. For purposes of this Agreement the term "Cause" shall mean (i) any act of dishonesty or gross and willful misconduct with respect to the Company, including without limitation, fraud or theft, on the part of the Executive, (ii) conviction of the Executive of a felony.

      3.3   RIGHTS UPON TERMINATION.   In the event that:

            (a) The employment of the Executive is terminated by the Company without Cause 1, or if the Executive resigns because the Executive's principal place of employment is moved more than 50 miles away from the current location or is moved to New York City then, for the remainder of the then current Term of employment hereunder, (i) the Company shall pay to the Executive, at the time otherwise due under Section 2, all Base Salary at the rate in effect at the time of termination plus all Base Salary earned but yet paid up the date of termination. The obligations of the Company pursuant to this
                  Section 3.3(a) shall be in lieu of any other rights of the Executive hereunder to compensation or benefits in respect of any period before or after the date of such termination. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.


            (b) The Executive's employment terminates by reason of death or disability, then the Company shall pay and provide to the Executive or Executive's estate or other successor in interest at the time otherwise due under Section 2 all Base Salary and benefits due to the Executive under Section 2 through the end of month in which the termination occurs, but reduced in the case of disability by any payments received under any disability plan, program or policy paid for by the Company. The obligations of the Company pursuant to this Section 3.3(b) shall be in lieu of any other rights of the Executive hereunder to compensation or benefits in respect of any period before or after the date of such termination and in lieu of any severance payment, and no other compensation of any kind or any other amounts shall be due to the Executive by the Company under this Agreement. For purposes of this Agreement, the term "disability" shall mean the Executive's failure to perform the services contemplated by this Agreement as a result of his physical or mental illness or incapacity for a period of 2 months, or a total of 90 days in any 365 day period.

            (c) The employment of the Executive is terminated by the Company for Cause, or by the Executive other than under circumstances described in Section 3.3(a) or (b) above, the Executive shall not be entitled to compensation or benefits granted hereunder beyond the date of the termination of the Executive's employment.

            (d) At the end of the original Term the Company shall have the right, but not the obligation, to extend the Term of the Agreement for an additional (1) year period of time under the same terms and conditions currently in effect at the time of notice to the Executive. If the Company desires to avail itself of this option it will notify the Executive at least 90 days prior to the original End Date.

4.    PROPRIETARY INFORMATION.

      4.1 The Executive agrees that all information and know how, whether or not in writing, of a private, secret or confidential nature concerning the business or financial affairs of the Company and its subsidiaries (collectively, for purposes of this Section 4, the "Company") and not within Executive's possession or knowledge prior to his employment with the Company (collectively, "Proprietary Information"), is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, projects, developments, plans, research data, financial data, and personnel data. The Executive will not disclose any Proprietary Information to others outside of the Company or use the same for any unauthorized purposes without the written consent of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault of the Executive.

      4.2 The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company.

      4.3 The Executive agrees that his obligation not to disclose or use Proprietary Information and records of the type set forth herein also extends to such types of Proprietary Information, records and tangible property of other third parties who may have disclosed or entrusted the same to the Company or to the Executive in the course of the Company's business.

5. OTHER AGREEMENTS. The Executive hereby represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

6.    NON-COMPETITION, NON-SOLICITATION.

      6.1 NON-SOLICITATION OF EMPLOYEES AND CUSTOMERS. The Executive agrees that during the Term of the Executive's employment with the Company and for a period of two years thereafter, the Executive shall not directly or indirectly (i) recruit, solicit or otherwise induce or attempt to induce any employees of the Company or any of its subsidiaries to leave their employment or (ii) call upon, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any customer licensee, vendor, collaborator or corporate partner of the Company or any of its subsidiaries that had a business relationship with the Company or any of its subsidiaries at the time of termination of Executive's employment with the Company and that did not have a business or personal relationship with or was not known to Executive prior to his employment with the Company.

      6.2 NON-COMPETITION. The Executive agrees that during the Term of the Executive's employment with the Company and for 2 year thereafter, the Executive shall not directly or indirectly, engage in competition with the Company or any subsidiaries, or own or control any interest in, or act as director, officer or employee of, or consultant to, any firm, corporation or institution directly engaged in competition with the Company or any of its subsidiaries; provided that the Company or one of its subsidiaries is actively engaged in such business at the time the Executive's employment by the Company is terminated; and provided that the foregoing shall not prevent the Executive from holding shares as a passive investor in a publicly held company which do not constitute more than 5% of the outstanding shares of such company. The Executive will be considered to be in Competition with the Company or any parent, subsidiaries or affiliated companies only if (a) he works for an entity that provides educational learning thru any type of media for sale to other clients but not for its own internal use or (b) he works for a customer of the Company and provides educational learning services for their internal use causing the customer to reduce the business they do with Company, provided that the customer did at least
            $50,000 worth of such business with the Company in either of the last 2 years. In the event that the Executive (i) voluntarily terminates his employment, (including at any time on or after the End Date) other than as provided for in this agreement, or (ii) is terminated by the Company for Cause, the Executive agrees to not be in Competition with the Company or any parent, subsidiaries or affiliated companies until the earlier of Feb 28, 2008 or two years from the date of such termination.

7.    MISCELLANEOUS.

      7.1 NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed if to the Executive, at the address shown above and if to the Company, at its principal place of business at 12 Skyline Drive, Hawthorne, New York, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.1.

      7.2 PRONOUNS. Wherever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.


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

      7.3 ENTIRE AGREEMENTS. This Agreement constitutes the entire agreement between the parties and supercedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

      7.4 AMENDMENT. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

      7.5 GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York.

      7.6 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

      7.7 WAIVERS. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in this instance and shall not be construed as a bar or waiver of any right on any other occasion.

      7.8 CAPTIONS. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

      7.9 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

      7.10 SPECIFIC ENFORCEMENT. The parties acknowledge that the Executive's breach of the provisions of Section 4 and 6 of this Agreement will cause irreparable harm to the Company. It is agreed and acknowledged that the remedy of damages will not be adequate for the enforcement of such provisions and that such provisions may be enforced by equitable relief, including injunctive relief, which relief shall be cumulative and in addition to any other relief to which the Company may be entitled.

8. ARBITRATION. Any claims, controversies, demands, disputes or differences between or among the parties hereto or any persons bound hereby arising out of, or by virtue of, or in connection with, or otherwise relating to this Agreement shall be submitted to and settled by arbitration conducted in New York, New York before one or three arbitrators each of which shall be knowledgeable in employment law. Such arbitration shall otherwise be conducted in accordance with the rules then obtaining of the American Arbitration Association. The parties hereto agree to share equally the responsibility for all fees of the arbitrators, abide by any decision rendered as final and binding, and waive the right to appeal the decision or otherwise submit the dispute to a court of law for a jury or non-jury trial. The parties hereto specifically agree that neither party may appeal or subject the award or decision of any such arbitrator(s) to appeal or review in any court of law or in equity or by any other tribunal, arbitration system or otherwise. Judgment upon any award granted by such an arbitrator(s) may be enforced in any court having jurisdiction thereof. If the arbitration decision holds that the Company is at fault, the Executive shall be entitled to reimbursement of fees and expenses from the Company in an amount not to exceed $50,000. If the arbitration decision holds that the Company is not at fault, the Company shall be entitled to reimbursement of fees and expenses from the Executive in an amount not to exceed $25,000.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above

                                            SmartPros Ltd.

                                            By:      __________________________

                                            Title:   __________________________



                                                     ___________________________
                                                     Seth Oberman